UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):  September 26, 2012
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Conn’s, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50421 (Commission File Number)	06-1672840 (IRS Employer Identification No.)

4055 Technology Forest Blvd. Suite 210 The Woodlands, Texas (Address of principal executive offices)	77381 (Zip Code)

Registrant’s telephone number, including area code:  936-230-5899
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Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 27, 2012, Conn’s, Inc. (the “Company”), announced that it completed an expansion and extension of its asset-based loan facility with a syndicate of banks.  As further discussed below, under the amended terms, the revolving facility commitment increased $75 million to $525 million and the maturity date was extended to September 2016.  Borrowing costs under the facility are reduced and borrowing availability is improved.

The Company, through certain of its wholly owned subsidiaries as “Borrowers” and certain other wholly owned subsidiaries as “Guarantors”, entered into a “Second Amended and Restated Loan and Security Agreement”, effective September 26, 2012, with Bank of America, N.A., a national banking association, individually as a “Lender”, and as Administrative Agent and Collateral Agent for the Lenders, JPMorgan Chase Bank, National Association, as Co-Syndication Agent for the Lenders, Union Bank, N.A., as Co-Syndication Agent for the Lenders, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Book Runner and Co-Lead Arranger for the Lenders,  J.P. Morgan Securities LLC, as Joint Book Runner and Co-Lead Arranger for the Lenders, Regions Business Capital, a division of Regions Bank, as Co-Documentation Agent for the Lender, Compass Bank, as Co-Documentation Agent for the Lenders, and Capital One, N.A., as Co-Documentation Agent for the Lenders party to the Second Amended and Restated Loan and Security Agreement, amending its Amended and Restated Loan and Security Agreement dated as of November 30, 2010.  Material amendments to the credit facility include:

(i)	increasing the total “Revolver Commitments” from $450,000,000 to $525,000,000;

(ii)	adding and removing certain “Lenders” and increasing the commitments of certain of the “Lenders”;

(iii)	extending the “Revolver Termination Date” to September 26, 2016;

(iv)	changing the “Applicable Margin” definition relative to “Revolver Loans”; and

(v)	changing the “Contract Advance Rate Amount” definition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN’S, INC.

Date: September 27, 2012	By:	/s/ Brian E. Taylor
Name: Brian E. Taylor
Title: Vice President and Chief Financial Officer